TELCO-TECHNOLOGY COMPLETES ACQUISITION OF GREENWORKS CORPORATION

     New Jersey, October 28, 2004 - Telco-Technology, Inc. ("Telco") (OTCBB: TTXI) today announced the completion of its acquisition of GreenWorks Corporation ("GreenWorks"), a privately held real estate development company. GreenWorks' business model is based on the acquisition, clean-up and development of environmentally impaired properties using innovative and environmentally friendly technologies.

     Simultaneously with the acquisition of GreenWorks by Telco, GreenWorks, through its wholly-owned subsidiary, Enviro-Sciences (of Delaware), Inc. ("ESI"), also acquired the business and certain assets from Enviro-Sciences, Inc., a privately held engineering services company, in exchange for the assumption of certain liabilities of Enviro-Sciences, Inc. ESI is GreenWorks' primary operating division.

     GreenWorks now has contracts to provide services to a diverse base of clients, ranging from insurance companies and law firms, to Fortune 500 companies, to utilities, to governments and municipalities. The
Company's immediate-term plans are to expand ESI's operations as the Company seeks to negotiate and acquire distressed, environmentally contaminated properties.

     James Grainer, GreenWorks' president and chief financial officer, said "we are thrilled to have completed these transactions and we look forward with great anticipation to scaling our model. We believe that a public platform will give us competitive advantages relative to the financing and acquisition of environmentally distressed properties. Our immediate goal, however, is to move rapidly through our integration process while we support our core engineering services sales, which are increasing steadily on a backlog of over $4.0 million in new sales."

     Pursuant to the terms of the GreenWorks acquisition agreement, Telco acquired 100% of the outstanding capital stock of GreenWorks in exchange for one million newly issued shares of a new class of preferred stock in Telco and a demand note for two hundred thousand dollars. Each share of the new class of preferred stock is entitled to one hundred votes at any meeting of Telco's shareholders, and is convertible into one hundred shares of common stock at any time after December 31, 2005.

About GreenWorks Corporation

     GreenWorks was founded in 2004 to acquire and develop environmentally impaired properties using innovative and environmentally friendly technologies. Additional information is available online at www.thegreenworks.com.

Safe Harbor Statement

     This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Telco-Technology, Inc., and members of their management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.